EXHIBIT 99.1
Fastenal Company Reports 2024 Second Quarter Earnings
WINONA, Minn., July 12, 2024 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) (collectively referred to as 'Fastenal' or by terms such as 'we', 'our', or 'us'), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended June 30, 2024. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period. Beginning in the first quarter of 2024, references to 'net earnings', 'operating and administrative expenses', and 'earnings before income taxes' have been revised in our condensed consolidated financial statements and financial reports, including this document, to 'net income', 'selling, general, and administrative (SG&A) expenses', and 'income before income taxes', respectively, and are calculated in conformity with U.S. GAAP.
PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2024	2023	Change	2024	2023	Change
Net sales	$3,811.3	3,742.2	1.8%	$1,916.2	1,883.1	1.8%
Business days	128	128		64	64
Daily sales	$29.8	29.2	1.8%	$29.9	29.4	1.8%
Gross profit	$1,725.1	1,707.5	1.0%	$863.5	857.5	0.7%
% of net sales	45.3%	45.6%		45.1%	45.5%
Selling, general, and administrative expenses	$948.0	919.4	3.1%	$476.6	462.6	3.0%
% of net sales	24.9%	24.6%		24.9%	24.6%
Operating income	$777.1	788.1	-1.4%	$386.9	394.9	-2.0%
% of net sales	20.4%	21.1%		20.2%	21.0%
Income before income taxes	$776.2	782.3	-0.8%	$386.4	392.6	-1.6%
% of net sales	20.4%	20.9%		20.2%	20.9%
Net income	$590.4	593.1	-0.5%	$292.7	298.0	-1.8%
Diluted net income per share	$1.03	1.04	-0.7%	$0.51	0.52	-2.0%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $33.1, or 1.8%, in the second quarter of 2024 when compared to the second quarter of 2023. Both periods had the same number of selling days. Changes in foreign exchange rates negatively affected sales in the second quarter of 2024 and 2023 by approximately 20 and 40 basis points, respectively.
We experienced higher unit sales in the second quarter of 2024 primarily due to growth with larger customers and Onsite locations opened in the last two years. The impact of product pricing on net sales in the second quarter of 2024 was a decline of 30 to 60 basis points, in contrast to the second quarter of 2023, which experienced an increase of 190 to 220 basis points. The decline reflects lower fastener pricing, which is a by-product of lower transportation costs, as well as lower pricing in certain safety and other products categories.

From a product standpoint, we have three categories: fasteners [including fasteners used in original equipment manufacturing (OEM) and maintenance, repair, and operations (MRO)], safety supplies, and other product lines, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. We continued to experience a divergence in the performance of our fastener versus our non-fastener product lines in the second quarter of 2024, which we believe relates to three factors. First, fasteners are more heavily oriented toward production of final goods than maintenance, which results in greater susceptibility to periods of weaker industrial production. Second, pricing for fasteners has decelerated at a faster pace than non-fastener products. Third, we continued to experience relatively faster growth with warehousing customers due to market share gains, product mix, and easier comparisons. This factor primarily benefited our safety product line. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2024	2023	2024	2023
OEM fasteners	-2.3%	4.1%	19.5%	20.4%
MRO fasteners	-4.3%	-6.2%	11.5%	12.2%
Total fasteners	-3.0%	0.0%	31.0%	32.6%
Safety supplies	7.1%	7.9%	21.8%	20.7%
Other product lines	3.0%	9.8%	47.2%	46.7%
Total non-fasteners	4.2%	9.2%	69.0%	67.4%
From an end market standpoint, we have five categories: heavy manufacturing, other manufacturing, non-residential construction, reseller, and other, the latter of which includes government/education and transportation/warehousing. We continued to experience a modest divergence in the performance of our manufacturing end market versus our non-manufacturing end markets in the second quarter of 2024. This primarily reflects the relative strength we are experiencing with key account customers with significant managed spend where our service model and technology is particularly impactful. This disproportionately benefits manufacturing customers. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2024	2023	2024	2023
Heavy manufacturing	1.8%	13.0%	43.3%	43.4%
Other manufacturing	4.0%	7.0%	32.2%	31.4%
Total manufacturing	2.7%	10.4%	75.5%	74.8%
Non-residential construction	-5.5%	-8.8%	8.5%	9.2%
Reseller	-6.4%	-8.7%	5.3%	5.7%
Other end markets	6.0%	0.2%	10.7%	10.3%
Total non-manufacturing	-1.0%	-5.3%	24.5%	25.2%
We report our customers in two categories: national accounts, which are customers with significant revenue potential and a national, multi-site contract, and non-national accounts, which include large regional customers, small local customers, and government customers. We continued to experience a significant divergence in the performance of our national account customers versus our non-national account customers, which relates to the relative growth of our sales through Onsite locations and larger, key accounts. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2024	2023	2024	2023
National accounts	5.8%	10.3%	62.4%	59.3%
Non-national accounts	-4.3%	0.2%	37.6%	40.7%

Growth Drivers
•We signed 107 new Onsite locations (defined as dedicated sales and service provided from within, or in proximity to, the customer's facility) in the second quarter of 2024, resulting in 209 year-to-date signings of new Onsite locations. We had 1,934 active sites on June 30, 2024, which represented an increase of 11.9% from June 30, 2023. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a low single-digit rate in the second quarter of 2024 over the second quarter of 2023. This growth is due to contributions from Onsites activated and implemented in 2024 and 2023, which more than offset the impact of closures and a decline in revenues from Onsites activated prior to 2023. Our goal for Onsite signings in 2024 remains between 375 to 400.
•FMI Technology is comprised of our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offering. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic is a weighted FMI® measure, which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is sales through FMI Technology, which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
Our goal for weighted FASTBin and FASTVend device signings in 2024 remains between 26,000 to 28,000 MEUs.
The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Six-month Period			Three-month Period
	2024	2023	Change	2024	2023	Change
Weighted FASTBin/FASTVend signings (MEUs)	13,914	12,695	9.6%	7,188	6,794	5.8%
Signings per day	109	99		112	106
Weighted FASTBin/FASTVend installations (MEUs; end of period)				119,306	107,115	11.4%

FASTStock sales	$484.2	474.4	2.1%	$244.4	237.7	2.8%
% of sales	12.5%	12.5%		12.6%	12.5%
FASTBin/FASTVend sales	$1,123.9	1,024.3	9.7%	$567.0	520.6	8.9%
% of sales	29.1%	27.0%		29.2%	27.3%
FMI sales	$1,608.1	1,498.7	7.3%	$811.4	758.3	7.0%
FMI daily sales	$12.6	11.7	7.3%	$12.7	11.8	7.0%
% of sales	41.7%	39.6%		41.8%	39.8%
•Our eBusiness includes eProcurement activities [e.g., integrated transactions, including electronic data interchange (EDI)] and eCommerce (transactional website sales). Growth of our eBusiness reflects both new sales that enhance our growth rate and a shift in existing sales from non-digital to digital processes that improves efficiency. Daily sales through eBusiness grew 25.5% in the second quarter of 2024 and represented 28.7% of our total sales in the period. In the second quarter of 2024, daily sales through eProcurement and eCommerce grew 30.9% and 11.6%, respectively.
Our digital products and services are comprised of sales through FMI (FASTStock, FASTBin, and FASTVend) plus that proportion of our eBusiness sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both us and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the second quarter of 2024 represented 59.4% of our sales, an increase from 55.3% of sales in the second quarter of 2023.

Gross Profit
Our gross profit, as a percentage of net sales, decreased to 45.1% in the second quarter of 2024 from 45.5% in the second quarter of 2023. Our gross profit percentage was primarily impacted by two factors. First, we experienced unfavorable customer and product mix. This reflects relatively stronger growth from large customers, including Onsite customers, and non-fastener products, each of which tend to have a lower gross profit percentage than our business as a whole. Second, as we disclosed in our April 2024 earnings call, we incurred short-term inefficiencies in our supply chain to support certain warehousing customers, which we believe will contribute to our future growth in this end market. We expect these inefficiencies will ease as we move through the third quarter of 2024 and normalize as we approach the fourth quarter of 2024. These factors were partly offset by favorable leverage of organizational/overhead costs, primarily due to greater utilization of domestic transportation resources as we move more product to support current stocking levels. Price-cost did not meaningfully impact our gross profit percentage during the second quarter of 2024.
SG&A Expenses
Our SG&A expenses, as a percentage of net sales, were 24.9% in the second quarter of 2024 versus 24.6% in the second quarter of 2023. Efforts to control growth in operating expenses in the second quarter of 2024 produced a modest 3.0% expansion of total SG&A in the period. Notwithstanding this, growth in net sales was below growth in SG&A, resulting in our deleveraging of costs in the second quarter of 2024.
Employee-related expenses, which represent 70% to 75% of total SG&A expenses, increased 2.4% in the second quarter of 2024 compared to the second quarter of 2023. We experienced an increase in employee base pay due to higher average FTE and higher average wages during the period. This was only partly offset by lower bonus and commission payments reflecting slower sales and profit growth versus the second quarter of 2023.
Occupancy-related expenses, which represent 15% to 20% of total SG&A expenses, increased 0.1% in the second quarter of 2024 compared to the second quarter of 2023. We had moderate increases in branch costs related to general inflation, as well as non-branch expenses from incremental depreciation and other costs associated with hub investments and upgrades. This was mostly offset by lower FMI expense where the roll-off of depreciation on a large number of vending devices that had reached the end of their depreciable lives in the second quarter of 2023 more than offset higher depreciation resulting from growth in bins.
Combined, all other SG&A expenses, which represent 10% to 15% of total SG&A expenses, increased 10.1% in the second quarter of 2024 compared to the second quarter of 2023. This reflects primarily three items. First, we had higher lease costs in our selling-related vehicle fleet due to an increase in the mix of larger truck types and higher prices on newer vehicles. Second, as we had disclosed in our April 2024 earnings call, we incurred significant expenses related to our Customer Expo as a result of the event being larger than we had originally expected. Third, we experienced an increase in general insurance expenses. These items were partly offset by a reduction in spending related to travel, meals, and supplies.
Operating Income
Our operating income, as a percentage of net sales, decreased to 20.2% in the second quarter of 2024 from 21.0% in the second quarter of 2023.
Net Interest
We had net interest expense of $0.5 in the second quarter of 2024, compared to net interest expense of $2.3 in the second quarter of 2023. We had higher interest income reflecting higher rates earned on our cash balances. We had lower interest expense, reflecting lower average borrowings through the period only partly offset by slightly higher rates paid on our debt balances.
Income Taxes
We recorded income tax expense of $93.7 in the second quarter of 2024, or 24.2% of income before income taxes. Income tax expense was $94.6 in the second quarter of 2023, or 24.1% of income before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
Net Income
Our net income during the second quarter of 2024 was $292.7, a decrease of 1.8% compared to the second quarter of 2023. Our diluted net income per share was $0.51 in the second quarter of 2024, compared to $0.52 in the second quarter of 2023.

BALANCE SHEET AND CASH FLOW
Net cash provided by operating activities was $258.0 in the second quarter of 2024, a decrease of 14.6% from the second quarter of 2023, representing 88.1% of the period's net income versus 101.4% in the second quarter of 2023. The decrease in operating cash flow, as a percent of net income, reflects our operating assets and liabilities being a more significant use of cash in the second quarter of 2024 than we experienced in the second quarter of 2023. In particular, inventory swung to a modest use of cash in the second quarter of 2024 versus a significant source of cash in the second quarter of 2023. This more than offset modest benefits to cash from other working capital items. For comparison, our five-year average of net cash provided by operating activities as a percent of net income in the second quarter is 78.6%.
Net cash provided by operating activities was $593.6 in the first six months of 2024, a decrease of 14.0% from the first six months of 2023, representing 100.5% of the period's net income versus 116.4% in the first six months of 2023. The decrease in operating cash flow, as a percentage of net income, reflects our operating assets and liabilities being a significant use of cash in the first six months of 2024 versus our operating assets and liabilities being a modest source of cash in the first six months of 2023. In particular, inventory was a significantly more modest source of cash in the first six months of 2024 than we experienced in the first six months of 2023. For comparison, our five-year average of net cash provided by operating activities as a percent of net income in the first six months of the calendar year is 95.8%.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of June 30, 2024 when compared to June 30, 2023 were as follows:

	June 30		Twelve-month Dollar Change	Twelve-month Percentage Change
	2024	2023	2024	2024
Accounts receivable, net	$1,204.8	1,171.6	$33.2	2.8%
Inventories	1,504.6	1,565.4	(60.8)	-3.9%
Trade working capital	$2,709.4	2,737.0	$(27.6)	-1.0%

Accounts payable	$292.6	262.0	$30.6	11.7%
Trade working capital, net	$2,416.8	2,475.0	$(58.2)	-2.4%

Net sales in last three months	$1,916.2	1,883.1	$33.1	1.8%
Note - Amounts may not foot due to rounding difference.
The increase in our accounts receivable balance in the second quarter of 2024 was primarily attributable to two factors. First, our receivables increased as a result of growth in sales to our customers. Second, we continue to experience a shift in our mix due to relatively stronger growth from national account customers, which tend to carry longer payment terms than our non-national account customers.
The decrease in our inventory balance in the second quarter of 2024 reflects three factors. First, customers are consuming less inventory as they adjust production to address soft demand. Second, we have made progress over the last twelve months to reduce inventory following the normalization of the supply chain after the disruptions experienced in 2022. We responded to that event by deepening inventory to support customer growth, and the process of rightsizing our stock can be protracted given the quantity of imported product we source. Third, we have also experienced modest deflation in our inventory.
The increase in our accounts payable balance in the second quarter of 2024 was primarily attributable to our product purchases increasing to support the growth in our business and to reflect a normalization of purchasing activity versus the year ago period when purchasing was subdued by efforts to rightsize inventory.
During the second quarter of 2024, our investment in property and equipment, net of proceeds from sales, was $52.6, which was comparable to $53.9 in the second quarter of 2023. During the first six months of 2024, our investment in property and equipment, net of proceeds from sales, was $100.9, which was an increase from $84.8 in the first six months of 2023. This was primarily related to three factors. First, spending on FMI is higher based on strong signings and installations, particularly of higher-end and higher-cost vending devices. Second, we have had an increase in spending for facility construction and upgrades. Third, higher vehicle spending reflects the timing of deliveries from our suppliers.
For the full year of 2024, we expect our investment in property and equipment, net of proceeds from sales, to be within a range of $235.0 to $255.0, an increase from our originally anticipated range ($225.0 to $245.0) and an increase from $160.6 in 2023. The expected growth on a year-to-year basis is based on spending to complete our Utah distribution center, investments in picking technology and equipment in our hubs and branches, higher outlays for FMI hardware reflecting our higher targeted signings, and an increase in spending on information technology. The increase from our original expected range for investment in property and equipment, net of proceeds from sales, reflects an increase in expected investment in vending devices to reflect both strong signings and that those signings are concentrated more heavily in higher-value, higher-cost units.

During the second quarter of 2024, we returned $223.3 to our shareholders in the form of dividends, compared to the second quarter of 2023 when we returned $199.9 to our shareholders in the form of dividends. During the first six months of 2024, we returned $446.5 to our shareholders in the form of dividends, compared to the first six months of 2023 when we returned $399.7 to our shareholders in the form of dividends. We did not repurchase any of our common stock in the first half of 2024 or 2023.
Total debt on our balance sheet was $235.0 at the end of the second quarter of 2024, or 6.3% of total capital (the sum of stockholders' equity and total debt). This compares to $350.0, or 9.4% of total capital, at the end of the second quarter of 2023.
ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, our investments related to in-market locations (defined as the sum of the total number of branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q2 2024	Q1 2024	Q1 2024	Q4 2023	Q4 2023	Q2 2023	Q2 2023
Selling personnel - absolute employee headcount	16,774	16,764	0.1%	16,512	1.6%	16,302	2.9%
Selling personnel - FTE employee headcount	15,386	15,102	1.9%	15,070	2.1%	14,993	2.6%
Total personnel - absolute employee headcount	23,629	23,695	-0.3%	23,201	1.8%	22,913	3.1%
Total personnel - FTE employee headcount	21,249	20,935	1.5%	20,721	2.5%	20,631	3.0%

Number of branch locations	1,599	1,592	0.4%	1,597	0.1%	1,635	-2.2%
Number of active Onsite locations	1,934	1,872	3.3%	1,822	6.1%	1,728	11.9%
Number of in-market locations	3,533	3,464	2.0%	3,419	3.3%	3,363	5.1%
Weighted FMI devices (MEU installed count)	119,306	115,653	3.2%	113,138	5.5%	107,115	11.4%
During the last twelve months, we increased our total FTE employee headcount by 618. This reflects an increase in our total FTE selling and sales support personnel of 393, which is oriented heavily toward supporting expansion of our Onsite locations. We had an increase in our distribution and transportation FTE personnel of 119 to support increased product throughput at our distribution facilities. We had an increase in our remaining FTE personnel of 106 which relates primarily to personnel investments in information technology and business analytics.
The table below summarizes the number of branches opened and closed, net of conversions, as well as the number of Onsites activated and closed, net of conversions during the periods presented.

	Six-month Period		Three-month Period
	2024	2023	2024	2023
Branch openings	3	5	3	3
Branch closures, net of conversions	(1)	(53)	4	(28)

Onsite activations	175	173	96	89
Onsite closures, net of conversions	(63)	(68)	(34)	(35)
Our in-market network forms the foundation of our business strategy. In recent years, we have seen a gradual increase in our in-market locations. This has reflected significant growth in Onsites and, to a lesser degree, international branches, which has more than overcome a meaningful decline in our traditional branch network from a strategic rationalization that aligned our physical footprint with changes in our business strategies. Branch closures may occur in the future to reflect normal churn in our business, but the strategic rationalization has concluded. As a result, we expect to see an increase in the rate of in-market location growth as we continue to open Onsites while our traditional branch network remains stable or grows moderately to sustain and improve our North American network, to continue our global expansion beyond North America, and to support our growth drivers.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to our Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities including our prospects to capture long-term value from certain warehousing customers and the related end market, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, investment in property and equipment, the impact of inflation or deflation on our cost of goods, controlling SG&A expenses including FTE growth, future traditional branch closures and openings, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	June 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$255.5	221.3
Trade accounts receivable, net of allowance for credit losses of $4.2 and $6.4, respectively	1,204.8	1,087.6
Inventories	1,504.6	1,522.7
Prepaid income taxes	16.5	17.5
Other current assets	165.3	171.8
Total current assets	3,146.7	3,020.9

Property and equipment, net	1,025.8	1,011.1
Operating lease right-of-use assets	275.5	270.2
Other assets	155.5	160.7

Total assets	$4,603.5	4,462.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$110.0	60.0
Accounts payable	292.6	264.1
Accrued expenses	216.2	241.0
Current portion of operating lease liabilities	98.2	96.2
Total current liabilities	717.0	661.3

Long-term debt	125.0	200.0
Operating lease liabilities	183.0	178.8
Deferred income taxes	74.2	73.0
Other long-term liabilities	8.7	1.0

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 572,620,247 and 571,982,367 shares issued and outstanding, respectively	5.7	5.7
Additional paid-in capital	63.6	41.0
Retained earnings	3,500.8	3,356.9
Accumulated other comprehensive loss	(74.5)	(54.8)
Total stockholders' equity	3,495.6	3,348.8
Total liabilities and stockholders' equity	$4,603.5	4,462.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2024	2023	2024	2023
Net sales	$3,811.3	3,742.2	$1,916.2	1,883.1
Cost of sales	2,086.2	2,034.7	1,052.7	1,025.6
Gross profit	1,725.1	1,707.5	863.5	857.5

Selling, general, and administrative expenses	948.0	919.4	476.6	462.6
Operating income	777.1	788.1	386.9	394.9

Interest income	2.9	1.0	1.3	0.6
Interest expense	(3.8)	(6.8)	(1.8)	(2.9)
Income before income taxes	776.2	782.3	386.4	392.6

Income tax expense	185.8	189.2	93.7	94.6
Net income	$590.4	593.1	$292.7	298.0

Basic net income per share	$1.03	1.04	$0.51	0.52
Diluted net income per share	$1.03	1.04	$0.51	0.52

Basic weighted average shares outstanding	572.5	571.0	572.6	571.1
Diluted weighted average shares outstanding	574.1	572.8	574.1	572.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$590.4	593.1	$292.7	298.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	81.2	84.0	41.0	42.2
Gain on sale of property and equipment	(1.7)	(1.2)	(1.1)	(0.6)
Bad debt (recoveries) expense	(0.6)	0.2	0.3	1.6
Deferred income taxes	1.2	0.6	0.4	0.3
Stock-based compensation	4.0	3.8	2.0	1.9
Amortization of intangible assets	5.4	5.4	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable	(120.9)	(155.0)	6.7	(21.3)
Inventories	12.2	145.6	(9.7)	87.9
Other current assets	6.5	23.7	(28.4)	(21.7)
Accounts payable	30.7	9.9	15.1	1.4
Accrued expenses	(22.5)	(11.3)	9.4	0.6
Income taxes	1.0	(6.6)	(73.5)	(90.5)
Other	6.7	(1.6)	0.4	(0.4)
Net cash provided by operating activities	593.6	690.6	258.0	302.1

Cash flows from investing activities:
Purchases of property and equipment	(106.9)	(89.6)	(56.1)	(55.9)
Proceeds from sale of property and equipment	6.0	4.8	3.5	2.0
Other	(0.2)	(0.4)	(0.1)	(0.3)
Net cash used in investing activities	(101.1)	(85.2)	(52.7)	(54.2)

Cash flows from financing activities:
Proceeds from debt obligations	385.0	635.0	225.0	405.0
Payments against debt obligations	(410.0)	(840.0)	(190.0)	(455.0)
Proceeds from exercise of stock options	18.6	12.5	2.8	6.6
Cash dividends paid	(446.5)	(399.7)	(223.3)	(199.9)
Net cash used in financing activities	(452.9)	(592.2)	(185.5)	(243.3)

Effect of exchange rate changes on cash and cash equivalents	(5.4)	0.3	(1.4)	(0.8)

Net increase in cash and cash equivalents	34.2	13.5	18.4	3.8

Cash and cash equivalents at beginning of period	221.3	230.1	237.1	239.8
Cash and cash equivalents at end of period	$255.5	243.6	$255.5	243.6

Supplemental information:
Cash paid for interest	$4.2	8.2	$1.8	3.1
Net cash paid for income taxes	$181.8	193.7	$165.8	184.0
Leased assets obtained in exchange for new operating lease liabilities	$49.4	64.3	$19.0	38.4

CONTACT:	Taylor Ranta Oborski
Financial Reporting & Regulatory Compliance Manager
507.313.7959